UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 8, 2008

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 8, 2008, Quest Software, Inc. (“Quest”) issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that its board of directors has authorized a “modified Dutch Auction” tender offer to repurchase between $135 million and $400 million of its common stock.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell shares of Quest. Quest stockholders are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the offer is commenced, Quest will file tender offer materials with the Securities and Exchange Commission (“SEC”), including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents. The tender offer materials will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents will be made available to all Quest stockholders at no expense to them. The tender offer materials will be available for free at the SEC’s website at http://www.sec.gov. In addition, Quest stockholders will be able to obtain a free copy of these documents from the information agent for the tender offer, who will be identified in the tender offer documents.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, Quest files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Quest at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Quest’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued by Quest Software, Inc. on October 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: October 8, 2008

	By:	/s/ Scott J. Davidson
Scott J. Davidson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press release issued by Quest Software, Inc. on October 8, 2008.